EXHIBIT 10.3

SECOND AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

eLoyalty Corporation (the “Company”) and Kelly D. Conway, an individual (“Employee”), enter into this Second Amended and Restated Employment Agreement (“Agreement”) as of April 19, 2011, which shall be contingent upon, and become effective concurrently with, the ICS Closing (as defined below).

WHEREAS, the Company and Employee have previously entered into that certain Amended and Restated Employment Agreement dated as of December 28, 2007, that certain First Amendment to Amended and Restated Employment Agreement dated as of February 26, 2008 and that certain Second Amendment to Amended and Restated Employment Agreement dated as of May 16, 2008 (collectively, the “Existing Agreement”);

WHEREAS, the Company has entered into that certain Acquisition Agreement dated as of March 17, 2011 (the “Acquisition Agreement”) providing for the sale of its assets used in the Integrated Contact Solutions Business Unit (the “ICS Sale”) to a subsidiary of TeleTech Holdings, Inc.;

WHEREAS, following the closing of the ICS Sale substantially on the terms set forth in the Acquisition Agreement (the “ICS Closing”), the Company desires to continue to employ Employee to provide personal services to the Company and to provide Employee with certain compensation and benefits in return for his services;

WHEREAS, following the ICS Closing, Employee wishes to continue to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits; and

WHEREAS, the Company and Employee desire to amend and restate the Existing Agreement in its entirety, effective upon the ICS Closing, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1. Duties. The Company shall continue to employ Employee as its President and Chief Executive Officer, and Employee accepts such employment upon the terms and conditions herein. Employee shall have such responsibilities, duties and authority in all material respects as are currently assigned to Employee and such other responsibilities, duties and authority as the Board of Directors may reasonably designate and are customarily associated with his positions. The Board of Directors of the Company shall nominate Employee to be a Director of the Company for as long as Employee is the Company’s President and Chief Executive Officer. During the term of his employment with the Company, Employee shall perform faithfully the duties assigned to him to the best of his ability, and Employee shall devote his full and undivided business time and attention to the transaction of the Company’s business.

2. Outside Activities.

(a) Non-Company Activities. Except with the prior written consent of the Board, Employee will not during the term of this Agreement undertake or engage (other than as a passive investor) in any other employment, occupation or business enterprise, whether as an agent, partner, proprietor, officer, director, employee, consultant, contractor or otherwise, whether during or outside the business hours of the Company. Employee may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of his duties hereunder.

(b) No Adverse Interests. Except as permitted by Paragraph 2(c), during his employment Employee agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest which is known or should be known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

(c) Non-Competition. During the term of his employment by the Company, except on behalf of the Company, Employee will not directly or indirectly, whether as a stockholder, agent, partner, proprietor, officer, director, employee, consultant, contractor, or in any capacity whatsoever, engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever known by him to compete directly with the Company, anywhere throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, Employee may own, as a passive investor, securities of funds that may invest in a competitor corporation so long as such funds cannot and do not, directly or indirectly, exercise control over such competitor corporation or public securities of any competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.

3. Term Of Employment; Termination.

(a) At-Will Relationship. Employee’s employment relationship is at-will. Either Employee or the Company may terminate the employment relationship at any time, for any reason or no reason, with or without Cause or advance notice.

(b) Termination By The Company Without Cause; Termination By Employee With Good Reason.

(i) Cause Definition. For purposes of this Agreement, “Cause” shall mean any of the following: (i) conviction, including a plea of guilty or no contest, of any felony or any crime involving moral turpitude or dishonesty; (ii) fraud upon the Company (or an affiliate), embezzlement or misappropriation of corporate funds; (iii) willful acts of dishonesty materially harmful to the Company; (iv) activities materially harmful to the Company’s reputation; (v) Employee’s willful misconduct, willful refusal to perform his duties, or substantial willful disregard of his duties, provided that the Company first provides Employee with written notice of such conduct and thirty (30) days to cure such conduct, if such conduct is reasonably susceptible to cure; (vi) material breach of the Proprietary Information Agreement; or

(vii) material breach causing material harm to the Company of this Agreement, any other agreement with the Company, any policy of the Company, or any statutory duty or common law duty of loyalty owed to the Company; provided, no act or omission on Employee’s part shall be considered “willful” unless it is done by the Employee without reasonable belief that the Employee’s action was in the best interests of the Company. The foregoing notwithstanding, the Company may not terminate Employee’s employment for Cause unless a determination that Cause exists is made and approved by a majority of the Company’s Board of Directors (with Employee abstaining). The Board of Directors will provide ten (10) days prior written notice of such meeting at which Employee will be given an opportunity to address the Board, except where the Board in good faith believes a decision should be made sooner than ten (10) days (in which case it will use good faith to provide Employee reasonable notice to the extent possible) or that an opportunity to be heard will not impact the determination of Cause (e.g., the occurrence of an event described in Paragraph 3(b)(i)(i) above). The failure by Employee to present any evidence or argument to the Board will not be deemed to give rise to any waiver, estoppel or other defense or bar or prevent Employee from relying upon such evidence or argument at any subsequent judicial or arbitral hearing.

(ii) Good Reason Definition. For the purposes of this Agreement, “Good Reason” shall mean: (i) a material reduction of Employee’s base salary below the amount set forth in Paragraph 4 of this Agreement, or a material reduction in the “Target Bonus Amount” defined in Paragraph 5 of this Agreement, unless such reduction is shared proportionally by the three most highly-salaried officers of the Company in addition to Employee; (ii) an involuntary relocation of Employee’s place of work to any location outside of the metropolitan area in which his primary office is located immediately prior to the relocation, excluding temporary periods of ninety (90) days or less and travel; (iii) a material diminution by the Company in Employee’s position (including offices, titles and reporting relationships), authority, duties or responsibilities (for purposes of clarification, a Change of Control in and of itself will not constitute a “Good Reason” unless it also results in a material diminution of the kind described above); (iv) failure by the Board of Directors to nominate Employee to be a Director of the Company; (v) a material breach by the Company of this Agreement; or (vi) failure by the Company to assign this Agreement to a successor upon a Change of Control; provided, that the ICS Closing shall not constitute a Change of Control under this Section 3(b)(ii). No Good Reason shall exist where: (a) Employee consents in writing to the event that forms the basis for the Good Reason resignation; (b) Employee does not provide the Company’s Board with written notice describing in detail the Good Reason within thirty (30) days of its occurrence; or (c) the Company cures the Good Reason within thirty (30) days of its receipt of such notice, if such conduct is reasonably susceptible to cure. The Company and Employee hereby agree that no facts or events constituting Good Reason exist as of the date of this Agreement.

(iii) Severance Benefits. In the event that Employee’s employment is terminated without Cause by the Company or terminated by Employee with Good Reason, Employee shall receive the following as his sole and exclusive severance benefits (collectively, the “Severance Benefits”):

(1) Severance Payment. Employee will receive a lump sum payment, within seven (7) days following the effective date of termination (or such longer period, not to exceed sixty (60) days, needed to satisfy the Severance Conditions (as defined in Section 3(b)(iv)), equal to $1,200,000, less standard payroll deductions and withholdings.

(2) Severance Health Premium Reimbursements. If Employee timely elects to continue his Company-provided group health insurance coverage pursuant to the federal COBRA law, the Company will reimburse Employee for the cost of such COBRA premiums to continue health insurance coverage at the same level of coverage for Employee and his dependents (if applicable) in effect as of the termination date, through the end of eighteen (18) months or until such time as Employee qualifies for health insurance benefits through a new employer, whichever occurs first (“Severance Health Premium Benefits”). Employee shall notify the Company in writing of such new employment not later than five (5) business days after securing it.

(3) Severance Vesting. The vesting of Employee’s restricted stock or stock option or other equity grants that Employee previously has received or may in the future receive from the Company shall be accelerated so that, as of the date of the termination, such restricted stock and stock option grants shall vest as to the number of shares that would have vested had Employee provided an additional twenty-four (24) months of continuous service to the Company, and all such stock options shall be exercisable for twenty-four (24) months following such termination (but not exceeding the term of such option); provided, that if the effective date of termination occurs after the ICS Closing, then the vesting of Employee’s February 2011 Restricted Shares (as defined in Section 7(b)) shall be accelerated in full.

(iv) Severance Conditions. As a condition of and prior to the receipt of all or any of the Severance Benefits, Employee must execute and allow to become effective a general release of claims in the form attached hereto as Exhibit A within sixty (60) days of termination and to comply with the Proprietary Information Agreement and the terms of this Agreement (the “Severance Conditions”). Upon any termination of Employee’s employment by the Company without Cause or by Employee for Good Reason, the Company and its affiliates (by and through their respective directors and senior executive officers) and Executive agree not to disparage the other party.

(c) Termination for Cause; Voluntary or Mutual Termination.

(i) No Severance. In the event Employee’s employment is terminated by the Company at any time for Cause, or Employee terminates his employment without Good Reason, or the parties mutually terminate their employment relationship, Employee will not be entitled to any Severance Benefits, pay in lieu of notice, or any other severance, compensation, benefits, equity, acceleration, or any other amounts, with the exception of any benefit to which Employee has a vested right under a written benefit plan.

(ii) Resignation. Employee may voluntarily terminate his employment with the Company at any time, without liability therefore. Employee agrees to use good faith to give the Company reasonable notice of any such voluntary termination. Upon receipt of any termination notice from Employee, the Company, at its election, may require Employee to resign his employment prior to the occurrence of any requested termination date.

(d) Termination for Death or Disability.

(i) Termination. Employee’s employment will terminate upon his death or Disability.

(ii) Disability Definition. For the purposes of this Agreement, “Disability” shall mean a permanent disability rendering Employee unable to perform his duties for the Company for ninety (90) consecutive days or one hundred eighty (180) days in any twelve (12) month period, which determination shall be made after the period of disability, unless an earlier determination can be made, by an independent physician appointed by the Board.

(iii) Death or Disability Benefit. Following the death or Disability of Employee while employed by the Company, the Company will provide Employee (or, in the case of death, Employee’s estate) a lump sum amount payable within thirty (30) days thereafter (or such longer period, not to exceed sixty (60) days, needed to satisfy the Severance Conditions), equal to: (A) $800,000 in cash, less standard payroll deductions and withholdings; plus (B) the cost of such COBRA premiums to continue health insurance coverage at the same level of coverage for Employee and his dependents (if applicable) in effect as of the termination date, through the end of twelve (12) months. All restricted stock and stock option grants that Employee has then received from the Company or may in the future receive from the Company, shall be vested as to half of the unvested shares (or such greater amount, if any, as is provided for in the agreement for the applicable grant), and all such stock options shall, notwithstanding any lesser period, if any, provided for in the agreement for the applicable grant, be exercisable for one (1) year following such termination (but not exceeding the term of such option). Notwithstanding the foregoing, if Employee’s death or Disability occurs after the ICS Closing, then the vesting of Employee’s February 2011 Restricted Shares shall be accelerated in full.

(iv) Severance Conditions. As a condition of and prior to the receipt of all or any of the Severance provided for death or Disability, Employee (or, in the case of death, Employee’s estate) must satisfy the Severance Conditions. Upon any termination of Employee’s employment for death of Disability, the Company and its affiliates (by and through their respective directors and senior executive officers) and Executive (or, in the case of death, Employee’s estate) agree not to disparage the other party.

(e) No Mitigation. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the severance amounts payable to the Employee under Paragraph 3 of this Agreement, and such amounts (other than as provided at Paragraph 3(b)(iii)(2)) shall not be reduced whether or not the Employee obtains other employment.

(f) Accrued Obligations. Not later than ten (10) days after termination of Employee’s employment, the Company shall pay Employee (“Accrued Obligations”): (i) his accrued and unpaid base salary at the rate in effect at the time of notice of termination; (ii) any previous year’s earned but unpaid bonus and other earned and unpaid incentive cash compensation; and (iii) accrued and unused vacation time, unpaid expense reimbursements and other unpaid cash entitlements earned by Employee as of the date of termination pursuant to the terms of the applicable Company plan or program.

4. Salary. For services rendered hereunder, the Company shall initially pay Employee a base salary at the per annum rate of $300,000, less standard payroll deductions and withholdings, and payable in accordance with the Company’s regular payroll schedule. Employee’s base salary (as well as his eligibility for incentive equity grants) shall be subject to annual review and his base salary may, at the discretion of the Company’s Board of Directors, be increased from time to time.

5. Bonuses.

(a) Annual Bonus. The Company may elect to pay Employee annual bonuses in its sole discretion. Employee will be offered the opportunity to participate in the Company’s then-current bonus plan, and, in accordance with the terms and conditions of such plan and this paragraph, upon achievement of all target bonus objectives set by the Board of Directors for the Company and for Employee, shall receive a cash bonus equal to at least $300,000 (the “Target Bonus Amount”), less standard payroll deductions and withholdings. The Company shall have the sole discretion to change or eliminate bonus plans or programs at any time (provided, however, that after the bonus plan and target objectives have been established by the Board for a given year, the Board shall not later materially change the bonus plan or target objectives for such year to Employee’s detriment without Employee’s consent), to determine whether performance criteria set forth pursuant to the bonus plan for a year have been achieved, and to determine (in accordance with this paragraph and such performance criteria and bonus plan) the amount of any bonus earned by Employee, if any. Bonuses are intended to retain valuable Company employees, and if Employee is not employed, for any reason on the last day of the bonus year, he will not have earned the bonus and no partial or pro-rata bonus will be paid. The payment date for any bonus measured on the basis of a calendar year shall be between January 1 and March 15 of the calendar year following the end of the performance period. The payment date for any bonus measured on the basis of a performance period other than the calendar year shall be no later than 2 1/2 months following the end of the Company’s fiscal year.

(b) ICS Sale Bonus. Effective upon the ICS Closing, Employee shall be entitled to receive (i) a one-time cash bonus in the amount of $90,000, less standard payroll deductions and withholdings, which shall be payable by the Company to Employee within five (5) business days of the ICS Closing and (ii) on the fifth (5th) trading day following the ICS Closing, an option to purchase from the Company 50,000 shares of common stock, $0.01 par value per share (the “Common Stock”), at an exercise price per share equal to the closing price of the Common Stock on the NASDAQ Global Market on such fifth (5th) trading day following the ICS Closing (the “ICS Options”), which ICS Options shall be subject to vesting conditions as provided in the Form of eLoyalty Corporation Non-Statutory Stock Option Agreement, including Annex I thereto, as in effect on the date hereof (the “Option Agreement”).

6. Employee Benefits. Employee shall be entitled to participate in such employee benefit plans, including the Company’s 401(k) plan, life insurance, and medical benefits plans, and shall receive all other fringe benefits, as the Company may make available generally to its senior executive employees generally, for which Employee is eligible under the terms and conditions of such plans, in each case subject to the requirements, rules and regulations from time to time applicable thereto. Details about these benefits are set forth in summary plan descriptions and other materials.

7. Change of Control.

(a) Change of Control Definition. A Change in Control shall have the meaning set forth in Section 6.8(b) of the Company’s 1999 Stock Incentive Plan.

(b) Change of Control Acceleration. In the event of a Change of Control during Employee’s employment, the vesting of all restricted stock or stock option grants, if any, that Employee previously has received or may, in the future, receive from the Company shall be accelerated so that, as of the date of the Change of Control, such restricted stock and stock option grants shall vest as to the number of shares that would have vested had Employee provided an additional thirty-six (36) months of continuous service to the Company; provided, however, that in no event will such vesting exceed the total number of shares in any grant subject to such acceleration; provided, further, that the 265,028 shares of restricted stock awarded to Employee on February 16, 2011 (the “February 2011 Restricted Shares”) shall not be subject to acceleration under this Section 7(b) as a result of the ICS Closing.

8. Parachute Tax. Notwithstanding anything in the foregoing to the contrary, if any of the payments to Employee (prior to any reduction below) provided for in this Agreement, together with any other payments which Employee has the right to receive from the Company or any corporation which is a member of an “affiliated group” as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (“Code”), without regard to Section 1504(b) of the Code, of which the Company is a member (the “Payments”) would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and if the Safe Harbor Amount is greater than the Taxed Amount, then the total amount of such Payments shall be reduced to the Safe Harbor Amount. The “Safe Harbor Amount” is the largest portion of the Payments that would result in no portion of the Payments being subject to the excise tax set forth at Section 4999 of the Code (“Excise Tax”). The “Taxed Amount” is the total amount of the Payments (prior to any reduction, above) notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. Solely for the purpose of comparing which of the Safe Harbor Amount and the Taxed Amount is greater, the determination of each such amount, shall be made on an after-tax basis, taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all of which shall be computed at the highest applicable marginal rate). If a reduction of the Payments to the Safe Harbor Amount is necessary, then the reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Employee’s participant’s stock awards.

9. Business Expenses. The Company shall reimburse Employee for all reasonable and necessary business expenses incurred by Employee in performing Employee’s duties that are submitted in compliance with the Company’s then-current policy on such business expense reimbursement. Employee shall provide the Company with supporting documentation sufficient to satisfy reporting requirements of such policy and the Internal Revenue Service. The Company’s determinations as to reasonableness and necessity shall be final.

10. Proprietary Information and Inventions; Non-Competition and Non-Solicitation. Employee acknowledges that the successful development, marketing, sale and performance of the Company’s professional services and products require substantial time and expense. Such efforts generate for the Company valuable and proprietary information (“Confidential Information”), including without limitation business plans and strategies, prospective or actual opportunities, prospects and customer lists, proposals, deliverables, methodologies, training materials, other intellectual property, the nature, identity and requirements of customers, clients, suppliers and business partners, computer software, financial data of any nature, and any information of others that the Company is obligated, contractually or otherwise, to treat in a confidential manner, in each case in whatever form, whether oral, written, graphic, recorded, photographic, machine readable or otherwise, and whether or not marked or otherwise labeled “confidential” or specifically indicated as being confidential and/or proprietary in nature. The term “Confidential Information” also includes all notes, analyses, compilations, studies, interpretations or other materials to the extent such materials contain or are based on other Confidential Information. Employee acknowledges that during his employment, he will obtain knowledge of such Confidential Information. Employee agrees to undertake the following obligations which he acknowledges to be reasonably designed to protect the Company’s legitimate business interests (including its Confidential Information and its near-permanent relationships with customers and other third parties) without unnecessarily or unreasonably restricting Employee’s post-employment opportunities:

(a) Proprietary Information Agreement. As a condition of Employee’s continued employment, Employee agrees that the Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”) dated as of February 26, 2008 shall remain in full force and effect.

(b) Non-Competition. Without limiting the obligations of Paragraph 10(a), without the prior written consent of the Company’s Board of Directors or the authorized designee thereof, Employee shall not, for himself or as an agent, partner or employee of any person, firm or corporation: (i) for a period of twelve (12) months following his termination of employment with the Company and all affiliates for any reason, engage in the practice of providing consulting or related services for any Prohibited Client. The term “Prohibited Client” shall mean any client or prospect of the Company to or for whom Employee directly or indirectly performed or provided consulting or related services, or with whom Employee had personal contact, or prospect to whom Employee submitted, or assisted or participated in any way in the submission, of a proposal, during the two (2) year period preceding termination of Employee’s employment with the Company.

(c) Non-Solicitation. While employed by the Company and during the twelve (12) month period immediately following Employee’s termination of employment for any reason, Employee shall not directly or indirectly hire, solicit, encourage, or otherwise induce or assist in the inducement away from the Company of any Company customer, client, contractor, consultant, or other person or party with whom the Company has a contractual relationship, any Prohibited Client, or any Company employee (either away from the Company’s employ or from the faithful discharge of such employee’s contractual, statutory and fiduciary obligations to serve the Company’s interests with undivided loyalty).

(d) Reasonable Alteration. In the event that a court or other adjudicative body should decline to enforce the provisions of any part of this Paragraph 10, whether because of scope, duration or otherwise, Employee and the Company agree that the provisions shall be modified to restrict Employee’s competition with the Company to the maximum extent enforceable under applicable law.

11. Remedies. Employee recognizes and agrees that a breach of any or all of the provisions of Paragraph 10 (and the Proprietary Information Agreement) will constitute immediate and irreparable harm to the Company’s business advantage, including but not limited to the Company’s valuable business relations, for which damages cannot be readily calculated and for which damages are an inadequate remedy. Accordingly, Employee acknowledges that the Company shall therefore be entitled to an order enjoining any further breaches by the Employee, without the necessity of posting a bond.

12. Assistance in Litigation. Employee shall upon reasonable notice and without compulsion of law (e.g., subpoena), furnish accurate and complete information and other assistance to the Company as the Company may reasonably require in connection with any litigation, proceeding or dispute to which the Company is, or may become, a party, or in which it may otherwise become involved, either during or after Employee’s employment; provided, if such assistance shall occur after termination of Employee’s employment, the Company shall reimburse Employee for his reasonable expenses incurred in connection with such assistance, including, without limitation, as relevant transportation, meals and lodging, and shall also pay Employee a consulting fee of $400 per hour, as compensation for his inconvenience and the disruption of his other endeavors.

13. Indemnification. Employee’s rights to indemnification are as provided in the Indemnification Agreement, effective as of January 2, 2007 (the “Indemnification Agreement”), which shall remain in full force and effect.

14. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of, and be enforceable by, Employee and the Company, and their respective successors, assigns, heirs, executors and administrators. Employee acknowledges that the services to be rendered pursuant to this Agreement are unique and personal. Accordingly, Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The Company may assign its rights, duties or obligations under this Agreement to a subsidiary or affiliated company of the Company or purchaser or transferee of a majority of the Company’s outstanding capital stock or a purchaser of all, or substantially all, of the assets of the Company; provided, however, that such assignee shall be adequately capitalized and able to fulfill its financial obligations hereunder.

15. Notices. All notices required by this Agreement shall be in writing. Notices intended for the Company shall be sent by certified mail or nationally recognized overnight courier service, addressed to it at 150 Field Drive, Suite 250, Lake Forest, Illinois 60045, or its current principal office, and notices intended for Employee shall be either delivered personally to Employee or sent by certified mail or nationally recognized overnight courier service addressed to Employee at his address as listed on the Company’s payroll. Notices sent by certified mail in accordance with the foregoing shall be deemed given three (3) business days following delivery to the United States Postal Service, postage prepaid, and notices sent by overnight courier service in accordance with the foregoing shall be deemed given one (1) business day following delivery to such courier, delivery fees for overnight delivery prepaid.

16. Entire Agreement. This Agreement (including all exhibits) and the Option Agreement (when executed and delivered by the Company and Employee) constitute the complete, final, and exclusive embodiment of the entire agreement between Employee and the Company with regard to the subject matter hereof and supersede all prior agreements or understandings whether written or oral, including without limitation, the Existing Agreement. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a written instrument signed by Employee and a duly authorized officer or director of the Company. To the extent there is a conflict between the provisions of this Agreement governing accelerated vesting or other terms with the February 2011 Restricted Shares, ICS Options or any other restricted stock or stock options which Executive has or may have in the future and the provisions of the Option Agreement or any other agreement evidencing such award, the provisions of this Agreement shall control.

17. Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

18. Applicable Law. This Agreement, and all questions concerning the construction, validity and interpretation of this Agreement, shall be governed by and construed in accordance with the laws of the State of Illinois as applied to contracts made and to be performed entirely within the State of Illinois.

19. Waiver of Trial By Jury. THE PARTIES HERETO, AFTER CONSULTING (OR HAVING HAD AN OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, INCLUDING ANY LITIGATION REGARDING THE ENFORCEMENT OF THIS AGREEMENT OR ANY RELATED AGREEMENT.

20. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the general intent of the parties insofar as possible.

21. Right To Work. As required by law, this Agreement is subject to satisfactory proof of Employee’s right to work in the United States.

22. Costs of Negotiation and Agreement. Within a reasonable period of time following the last date that this Agreement is signed by the Company and Employee, the Company will pay all reasonable attorneys’ and financial advisors’ fees and costs incurred by Employee in connection with the negotiation and preparation of this Agreement up to a maximum of $10,000.

23. Section 409A. The provisions of this agreement are intended either (i) to be exempt from Section 409A of the Code under the short-term deferral exception, the separation pay exception, or such other exceptions that may be available under Section 409A of the Code and applicable authority or guidance promulgated thereunder or (ii) to comply with Section 409A of the Code, and shall be administered in a manner consistent with such intent. Notwithstanding any provision to the contrary, to the extent Employee is considered a specified employee under Section 409A of the Code and would be entitled during the six month period beginning on his date of termination to a payment that is not otherwise excluded under Section 409A of the Code, such payment will not be made to Employee until the earlier of the six month anniversary of his date of termination or his death. For purposes of Section 409A, each payment under this Agreement (including but not limited to those in Section 3(b)) shall be considered a separate payment.

24. Attorneys’ Fees. If the Company refuses to provide the Severance Benefits described in Paragraph 3(b)(iii) after a written demand by Employee and Employee substantially prevails in any dispute involving such Severance Benefits, then the Company shall pay or reimburse Employee for all reasonable legal fees and expenses incurred in such dispute.

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ, UNDERSTOOD AND ACCEPTS THE PROVISIONS OF THIS AGREEMENT.

eLoyalty Corporation (“Company”)		Kelly D. Conway (“Employee”)

By:	/s/ CHRISTINE R. CARSEN	By:	/s/ KELLY D. CONWAY
Name:	Christine R. Carsen
Title:	Vice President, Associate General Counsel and Corporate Secretary

Exhibit A – Form of Release

GENERAL RELEASE OF CLAIMS

1. General Release. Pursuant to this General Release of Claims (this “Agreement”), Employee, for himself, his heirs, administrators, representatives, executors, successors and assigns (each a “Releasor”) hereby irrevocably and unconditionally releases, acquits and forever discharges eLoyalty Corporation (“Company”) and its direct or indirect subsidiaries, divisions, affiliates and related companies or entities, regardless of its or their form of business organization (the “Company Entities”), any predecessors, successors, joint ventures, and parents of any Company Entity, and any and all of their respective past or present shareholders, partners, directors, officers, employees, consultants, independent contractors, trustees, administrators, insurers, agents, attorneys, representatives and fiduciaries, including without limitation all persons acting by, through, under or in concert with any of them (all, collectively, the “Release Parties”) from any and all manner of actions, causes of actions, demands, claims, agreements, promises, debts, lawsuits, liabilities, rights, dues, controversies, charges, complaints, obligations, remedies, suits, losses, costs, expenses and fees whatever (including without limitation attorneys’ fees and costs), arising out of or relating to his employment relationship with the Company, its predecessors, successors or affiliates and the termination thereof, of any nature whatsoever, whether arising in contract, tort, or any other theory of action, whether arising in law or equity, whether known or unknown, choate or inchoate, mature or unmatured, contingent or fixed, liquidated or unliquidated, accrued or unaccrued, asserted or unasserted, whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967), national origin, religion, disability, or any other unlawful criterion or circumstance, which Employee and any Releasor had, now have, or may have in the future against each or any of the Released Parties from the beginning of time until the date of this Agreement (individually, “Claim,” and collectively, “Claims”); provided, that this Agreement shall not apply to, nor release the Company from, any obligation of the Company contained in Employee’s (a) Second Amended and Restated Employment Agreement dated as of April 19, 2011 (as amended or supplemented from time to time, the “Employment Agreement”), or (b) Indemnification Agreement (as defined in the Employment Agreement). The consideration offered in the Employment Agreement is accepted by Employee as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and Employee expressly agrees that he is not entitled to, and shall not receive, any further recovery of any kind from the Company or any of the other Release Parties, and that in the event of any further proceedings whatsoever based upon any matter released herein, neither the Company nor any of the other Release Parties shall have any further monetary or other obligation of any kind to Employee, including any obligation for any costs, expenses or attorneys’ fees incurred by or on behalf of Employee. Employee agrees that he has no present or future right to employment with the Company or any of the other Release Parties and that he will not apply for or otherwise seek employment with any of them.

2. Release of Known and Unknown Claims. Employee acknowledges that the release of Claims under this Agreement covers any and all rights and benefits Employee has or may have in the future, whether known or unknown, and Employee waives any and all rights under the laws of any state. Employee may hereafter discover facts in addition to or different from those which Employee now knows or believes to be true with respect to the subject matter of the Claims, but Employee, upon execution and non-revocation of this Agreement (pursuant to Section 4 hereof), shall be deemed to have fully, finally, and forever settled and released any and all Claims, known or unknown, suspected or unsuspected, contingent or noncontingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.

3. Release of Discrimination Claims. Without in any way limiting the generality of the foregoing, this Agreement constitutes a full release and disclaimer of any and all Claims arising out of or relating in any way to Employee’s employment, continued employment, retirement, resignation, or termination of employment with the Company Entities whether arising under or out of a statute including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Family and Medical Leave Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Americans With Disabilities Act, any county, municipal, and any other federal, state or local statute, ordinance or regulation, all as may be amended from time to time, or common law claims or causes of action relating to alleged discrimination, breach of contract or public policy, wrongful or retaliatory discharge, and, to the extent arising out of or relating to Employee’s employment relationship with the Company, its predecessors, successors or affiliates and the termination thereof, tortious action, inaction, or interference of any sort, defamation, libel, slander, personal or business injury, including without limitation attorneys’ fees and costs. Employee has specifically waived his right to recover in his own lawsuit as well as the right to recover in a suit brought by any other person or entity on Employee’s behalf or on behalf of a class of persons in which Employee is or could be considered a member.

4. Employee’s Right to Revoke. The parties acknowledge that Employee shall have the right to revoke and cancel this Agreement if Employee, at any time within the seven-day period following its execution, revokes it. If Employee desires to revoke and cancel this Agreement, he must do so in writing and he shall return this document to the Company’s chief legal officer, and all terms of the Agreement shall be void and of no effect.

5. Employee’s Right to Consult Attorney/21 Days to Consider. Employee is advised and encouraged by Company to consult with an attorney before signing this Agreement. Employee affirms that he has carefully read and fully understands this Agreement, has had sufficient time to consider it, has had an opportunity to ask questions and have it explained, and is entering into this Agreement freely and voluntarily, with an understanding that the general release will have the effect of waiving any action or recovery he might pursue for any claims arising on or prior to the date of the execution of this Agreement. Employee acknowledges that he received valuable consideration to which he was not otherwise entitled in exchange for entering this Agreement. This Agreement was given to Employee on [Insert Date]. Employee had until [Insert Date], a period in excess of 21 days to consider it.

6. Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of Illinois and the rights and obligations of the parties shall be construed and enforced in accordance with, and governed by, the laws of the State of Illinois without regard to any state’s rules regarding conflict of laws.